Exhibit 99.1

Bion Engages Meat Industry Veteran to Lead Sustainable Beef and Livestock Opportunity

May 2, 2022. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET) announced that Bill O’Neill joined Bion’s management team as its Chief Executive Officer, effective May 1, 2022. Dominic Bassani, Bion’s outgoing CEO, will assume the duties of Chief Operating Officer and will continue with his present responsibilities, as well as work with Mr. O’Neill on developing Bion’s sustainable beef opportunity.

Mr. O’Neill stated, “Bion’s technology has extraordinary potential to help the meat industry meet the growing consumer demand for sustainable products. The platform not only provides the Climate-Smart and clean water solutions consumers want, it does so while creating a more profitable business model. We are excited to bring this unique technology and opportunity to market, as well as contribute to positive changes in beef production and the environment.”

Mr. O’Neill’s 30-year meat industry career has been devoted to pioneering new products and categories for the retail distribution channel. His experience includes leadership positions with companies like Smithfield Foods, Koch Industries, Advance Brands, and Teys USA, to develop value-added premium products, including case ready fresh meat, guaranteed tender beef, fully cooked meat, grass-fed beef, and others. Throughout his career, O’Neill has partnered with leading retailers like Walmart, Kroger, Costco, Albertsons-Safeway, Ahold-Delhaize, HEB and Wegmans to create new product solutions for consumers.

In 2020 Mr. O’Neill co-founded Wise Up Food, a technology company that digitally connects consumers to information about fresh food products. Wise Up’s objective is to help bridge the consumer trust gap by providing transparency throughout the product’s supply chain. Bion and Wise Up have formed a strategic alliance to develop the blockchain technology to show the consumer the verified sustainable impact made by Bion’s technology.

Dominic Bassani, Bion’s outgoing CEO, stated, “Bill O’Neill is a seasoned and recognized leader in the world of value-added specialty meat products, with a career’s worth of industry knowledge, experience, and relationships, up and down the supply chain. That extensive experience, combined with his commitment to technology and a more sustainable supply chain, and a passion for the industry and its consumers, make Bill the perfect person to lead Bion through this next phase, while we commercialize our technology and the sustainable beef opportunity it creates.”

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About Bion: Bion’s patented third generation technology was designed to dramatically reduce the environmental impacts of large-scale livestock production and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously recovers high-value coproducts and renewable energy that increase revenues. Bion’s 3G tech platform can provide low-cost high-impact solutions to the air and water quality issues related to livestock production, while creating a pathway to true economic and environmental sustainability with ‘win-win’ benefits for at least a premium sector of the $175 billion U.S. livestock industry and the consumer. For more information, see Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘anticipate(s)’, ‘will', ’believe’, ‘future’ and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct